As filed with the Securities and Exchange Commission on December 30, 2020

Registration No. 333-201028

Registration No. 333-72241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-201028

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-72241

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Goldfield Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	88-0031580
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1684 W. Hibiscus Boulevard,

Melbourne, Florida 32901

(Address, Including Zip Code, of Principal Executive Offices)

The Goldfield Corporation 2013 Long-Term Incentive Plan

The Goldfield Corporation 1998 Executive Long-Term Incentive Plan

(Full Titles of the Plans)

Stephen R. Wherry

Acting Co-Chief Executive Officer

The Goldfield Corporation

1684 W. Hibiscus Boulevard

Melbourne, Florida 32901

(321) 724-1700

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Michael T. Holick

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Tel: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement 333-201028 registering 1,250,000 shares of common stock, par value $0.10 per share (the “Common Stock”), of The Goldfield Corporation (the “Company”) issuable under the Goldfield Corporation 2013 Long-Term Incentive Plan.

•	Registration Statement 333-72241 registering 1,300,000 shares of Common Stock issuable under the Goldfield Corporation 1998 Executive Long-Term Incentive Plan.

On December 30, 2020, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 23, 2020, among the Company, FR Utility Services, Inc. (“Parent”), and FR Utility Services Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving the merger. On November 30, 2020, Purchaser commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock at a purchase price per share of $7.00, without interest and less any applicable withholding taxes. As a result of the merger, each share of Common Stock that is not tendered and accepted pursuant to the Offer was cancelled and converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes, other than shares (i) held in the treasury of the Company or owned by any direct or indirect wholly owned subsidiary of the Company, (ii) owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent, and (iii) held by Company stockholders who have properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 30, 2020.

THE GOLDFIELD CORPORATION

By:	/s/ Stephen R. Wherry
	Name:	Stephen R. Wherry
	Title:	Acting Co-Chief Executive Officer, Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary